Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Jeffrey W. Farrar

Executive Vice President and CFO

(434) 964-2217

farrarj@vfgi.net

VIRGINIA FINANCIAL GROUP, INC.

ANNOUNCES THIRD QUARTER 2007 RESULTS AND MERGER

APPROVAL FROM FEDERAL RESERVE BOARD

Charlottesville, VA, October 23, 2007—Virginia Financial Group, Inc. (NASDAQ: VFGI) announced today that the Federal Reserve Board has approved its merger application with FNB Corporation. Approvals from the Virginia State Corporation Commission and stockholders of VFG and FNB are pending. The merger is expected to close late in the fourth quarter, subject to remaining approvals and other customary closing conditions.

“Receiving this Federal Reserve approval is a significant event that will assist us in moving ahead with the merger in a timely manner,” said O. R. Barham, Jr. President, and Chief Executive Officer of VFG. “Integration planning teams are making very good progress and we look forward to delivering the benefits of this merger to our shareholders, customers, and communities.”

VFG also today reported its third quarter 2007 earnings of $4.3 million, down 14.7% from $5.1 million for the third quarter of 2006. Net income per diluted share was $0.40, down 14.9% from $0.47 for the same period in 2006. For the first nine months of 2007, net income was $12.9 million, down 12.8% from $14.8 million for the same period in 2006. Net income per diluted share was $1.19, down 12.5% from $1.36 for the first nine months of 2006.

O.R. Barham, Jr., President and CEO, commented “We are pleased with our earnings in the face of a difficult operating environment for banks during the quarter. The quarter saw some improvement in loan production in spite of continuing high levels of pre-payment activity. More importantly, a substantial portion of the loan growth for the period was to commercial and industrial clients, an area of focus for our lending platform. We had a very successful third quarter with our High Performance Checking Program, originating over 3,600 new DDA accounts with balances approaching $12 million. These accounts will continue to add balances and fee income in the future. Asset quality in general remains very good, although we did experience an increase in nonperforming assets and watch list credits which necessitated some additional loan loss provisioning for the quarter.”

Financial Performance

Net Interest Income

Net interest income amounted to $14.4 million for the third quarter of 2007, down $767 thousand or 5.1% compared with $15.2 million for the same quarter in 2006. The net interest margin for the third quarter of 2007 was 4.06%, down fifteen basis points when compared to 4.21% for the third quarter of 2006. Higher funding costs associated with competition for deposits in local markets and greater use of wholesale funding, coupled with a lower rate of growth in loans receivable and average earning assets, led to this decrease in net interest margin and revenues for the period.

On a sequential basis, the net interest margin was down seven basis points from the 4.13% for the second quarter (normalized for previously disclosed interest adjustment on a participation loan). This drop was due in most part to a drop in asset yields sequentially, with an average yield on assets of 6.87% for the third quarter of 2007, compared to 6.99% for the second quarter of 2007 and 6.78% for the third quarter of 2006. Loan yields were impacted by prepayment activity, the Federal Open Market Committee recent reduction of the Fed funds target rate which led to a fifty basis point decrease in the prime rate and an increase in non-accruals for the period. On a linked quarter basis, the average cost of interest bearing liabilities remained stable at 3.43% for the both the second and third quarters of 2007 and increased twenty-four basis points when compared to 3.19% for the third quarter of 2006.

The net interest margin for the nine month period ended September 30, 2007 was 4.11%, compared to 4.31% for the same period in 2006. Continuing pressures of a flat yield curve, loan prepayment activity, strong competition for deposits and increased use of wholesale funding contributed to this contraction.

Given that approximately 34% of VFG’s loan portfolio immediately repriced with the fifty basis point decrease in the prime rate during the third quarter, and the fact that VFG’s balance sheet is a slightly asset sensitive balance sheet, some additional margin contraction is anticipated in the fourth quarter.

Non-Interest Income

Total non-interest income was $4.3 million for both the second and third quarters of 2007 and up 4.7% compared with $4.1 million for the third quarter of 2006. Retail banking fee income increased $215 thousand or 12.0% to $2.0 million, compared to $1.8 million in the third quarter of 2006. The increase in retail banking fee income is attributable to increased NSF fees and debit card fee income, partly attributable to the High Performance Checking Account Program. Mortgage banking revenue amounted to $602 thousand, a decrease of $84 thousand or 12.2%, as compared to $686 thousand for the third quarter of 2006, and down sequentially $43 thousand or 6.7% from the second quarter of 2007. Revenues from trust and brokerage for the third quarter were $1.0 million, up $143 thousand or 15.9% compared to $897 thousand in the third quarter of 2006, and down sequentially $111 thousand or 9.6% from the second quarter of 2007. Fiduciary and brokerage assets under management were $617 million at September 30, 2007, down from $633 million at June 30, 2007. Included in other non-interest income during third quarter 2007 was income associated with an investment in bank owned life insurance of $135 thousand for the third quarter 2007 and $379 thousand for the nine month period, compared to $119 thousand in 2006 for each period, respectively.

Non-interest Expense

Non-interest expense for the third quarter of 2007 amounted to $12.4 million, up $463 thousand or 3.9% from $11.9 million for the same period in 2006, and down sequentially $466 thousand or 3.6% from the second quarter of 2007. Compensation and benefits decreased $402 thousand or 5.7% sequentially from second quarter 2007 and $72 thousand or 1.0% compared to third quarter 2006, reflecting reductions associated with five branch closings during the quarter and previous initiatives to improve efficiency. Marketing increases of $87 thousand or 22.1% sequentially, and $148 thousand or 44.6% as compared to the third quarter of 2006 are attributable to the previously announced High Performance Checking Account Program. Other expense increased $102 thousand or 5.6% from second quarter 2007, and $220 thousand or 12.56% compared to third quarter 2006, reflecting an increase in various fraud related losses ($198 thousand) incurred during the quarter in the normal course of business.

For the nine month period ended September 30, 2007, non-interest expense amounted to $37.5 million, an increase of $2.7 million or 7.7% over $34.9 million for the same period in 2006. This increase reflects incremental operating costs primarily in compensation, occupancy and supplies of $1.3 million associated with four branches and two loan production offices during 2006 and 2007, respectively. Additionally, the DDA account acquisition initiative mentioned previously contributed approximately $355 thousand to this increase during the nine month period. VFG’s efficiency ratio was 64.7% for the quarter, compared to 60.8% for the same quarter in 2006. For the nine month period ended September 30, 2007, the efficiency ratio was 65.0%, compared to 59.6% for the same period in 2006.

Loan Portfolio

Average loans for the third quarter were $1.20 billion, up $7.3 million or 0.6% from the third quarter of 2006, and down sequentially from $1.21 billion from the second quarter of 2007. Loans receivable at the end of the quarter were up $16.4 million or 1.4% for the quarter and up $6.3 million or 0.5% over the last twelve months. Loan growth has improved in the third quarter largely due to positive results from our new loan production office in Richmond, Virginia. The commercial and industrial segment of the portfolio increased $17.0 million or 17.0% sequentially from the second quarter of 2007. The real estate construction component of the portfolio increased $10.1 million or 4.7% from the second quarter of 2007. Commercial real estate continued to see accelerated payoff activity, with that component down $17.4 million or 3.3% sequentially. While pay-offs are consistent with market conditions, this decrease is also consistent with VFG’s strategy to improve the diversification in the loan portfolio.

Deposits and Borrowings

Average deposits for the third quarter were $1.20 billion, down $81.8 million or 6.4% from the third quarter of 2006, and down sequentially $42.8 million from the second quarter of 2007. Period end deposits were also down $62.9 million or 5.1% sequentially. Decreases were noted in each category. Average noninterest bearing deposits have decreased $31.1 million or 12.3% from the third quarter of 2006. Average certificates of deposits were down $17.6 million or 2.9% sequentially, with the average cost of such funding improving from 4.35% to 4.18% for the period. Average borrowings for the third quarter amounted to $203.5 million, an increase of $55.3 million or 37.3% compared to the same period in 2006, and up sequentially $30.6 million or 17.7% from the second quarter of 2007. If this trend of decrease in deposits and increased reliance on wholesale funding continues, the net interest margin could be negatively impacted in future quarters.

Capital

At both September 30, 2007 and 2006 VFG had total assets of $1.59 billion. Shareholder’s equity at September 30, 2007 was $159.2 million, an increase of $12.0 million or 8.2% compared to September 30, 2006. Shareholder’s equity represented 10.03% of total assets at September 30, 2007, while tangible equity capital represented 9.04% of tangible assets at September 30, 2007. Book value at September 30, 2007 was $14.74 per share, compared to $13.67 at September 30, 2006.

Asset Quality

VFG’s ratio of non-performing assets as a percentage of total assets amounted to 0.47% as of September 30, 2007, compared to 0.18% at September 30, 2006 and 0.20% at June 30, 2007. Net charge-offs as a percentage of average loans receivable amounted to 0.03% for the quarter ended September 30, 2007, compared to net recoveries of (0.02%) for the same period in 2006. At September 30, 2007, the allowance for loan losses was approximately two times the level of non-performing assets, while the allowance as a percentage of total loans amounted to 1.21%. VFG recorded a provision for loan losses of $200 thousand for the third quarter, compared to no provision for the three months ended September 30, 2006. The increase in non-performing assets and provision for loan losses is a result of a $4.1 million commercial credit that was put on nonaccrual status during the quarter coupled with a continuing decline in the real estate market conditions in VFG’s primary markets. For the nine month period, the provision for loan losses amounted to $365 thousand, compared to net charge-offs of $248 thousand for the period.

Merger with FNB Corporation

VFG announced the signing of an agreement to combine in a merger of equals transaction with FNB Corporation on July 26, 2007 to create the largest independent bank holding company headquartered in the Commonwealth of Virginia. VFG and FNB have received approval of the merger from the Federal Reserve Board. Approvals from the Virginia State Corporation Commission and Stockholders of VFG and FNB are pending. The merger process is expected to be completed late in the fourth quarter of 2007. Additionally, merger and integration teams have been formed and are making significant progress on specific initiatives related to the combination and integration of the two companies.

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 on September 21, 2007 to register the shares of VFG common stock to be issued to the shareholders of FNB. The registration statement included a joint proxy statement/prospectus which will be sent to the shareholders of VFG and FNB seeking their approval of the merger. In addition, each of VFG and FNB may file other relevant documents concerning the proposed merger with the SEC.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VFG, FNB AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104 Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2217) or by accessing VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents”. The information on VFG’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings either company makes with the SEC.

VFG and FNB and their directors and certain of their executive officers are participants in the solicitation of proxies from the shareholders of VFG and/or FNB in connection with the merger. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy.

About VFG

VFG is the holding company for Planters Bank & Trust Company of Virginia – in Staunton; Second Bank & Trust – in Fredericksburg and Virginia Commonwealth Trust Company – in Culpeper. The Company is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. The organization maintains a network of thirty-five branches and two loan production offices serving Northern, Central and Southwest Virginia. It also maintains five trust and investment service offices in its markets.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains or losses on securities, fixed assets and foreclosed assets. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. VFG, in referring to its net income, is referring to income under generally accepted accounting principles, or “GAAP.”

Caution Regarding Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes”, “expects”, “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. VFG wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect VFG’s actual results, causing actual results to differ materially from those in any forward looking statement. These factors include: (i) expected cost savings from VFG’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in VFG’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation (vi) changes may occur in general business conditions and (vii) changes may occur in the securities markets. Please refer to VFG’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.vfgi.net.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Three Months Ended		Percent Increase (Decrease)
	9/30/2007	9/30/2006
INCOME STATEMENT
Interest income—taxable equivalent	$25,250	$25,246	0.02%
Interest expense	10,312	9,582	7.62%
Net interest income—taxable equivalent	14,938	15,664	-4.63%
Less: taxable equivalent adjustment	536	495	8.28%
Net interest income	14,402	15,169	-5.06%
Provision for loan and lease losses	200	—	N/A
Net interest income after provision for loan and lease losses	14,202	15,169	-6.37%
Noninterest income	4,257	4,065	4.72%
Noninterest expense	12,388	11,926	3.87%
Provision for income taxes	1,748	2,239	-21.93%
Net income	$4,323	$5,069	-14.72%

PER SHARE DATA
Basic earnings	$0.40	$0.47	-14.89%
Diluted earnings	$0.40	$0.47	-14.89%

Shares outstanding	10,795,097	10,771,272

Weighted average shares -
Basic	10,794,322	10,771,661
Diluted	10,816,799	10,856,835

Dividends paid on common shares	$0.16	$0.15

PERFORMANCE RATIOS
Return on average assets	1.10%	1.27%	-13.39%
Return on average equity	10.96%	13.88%	-21.04%
Return on average realized equity (A)	10.88%	13.75%	-20.87%
Net interest margin (taxable equivalent)	4.06%	4.21%	-3.50%
Efficiency (taxable equivalent) (B)	64.71%	60.77%	6.48%

ASSET QUALITY
Allowance for loan losses
Beginning of period	$14,495	$14,043
Provision for loan losses	200	—
Charge-offs	(188)	(88)
Recoveries	110	357
Net (charge-offs) recoveries	(78)	269
End of period	$14,617	$14,312

Non-performing assets:
Non-accrual loans	$7,487	$2,757
Loans 90+ days past due and still accruing	—	—
Foreclosed assets	—	123
Troubled debt restructurings	—	—
Total non-performing assets	$7,487	$2,880
to total assets:	0.47%	0.18%
to total loans plus foreclosed assets:	0.62%	0.24%
Allowance for loan losses to total loans	1.21%	1.19%
Net charge-offs (recoveries)	$78	$(269)
Net charge-offs (recoveries) to average loans outstanding	0.03%	(0.02)%

NOTES:

(A)	Excludes the effect on average stockholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes gains or losses on securities, fixed assets and foreclosed assets.
(C)	Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	For the Nine Months Ended		Percent Increase (Decrease)
	9/30/2007	9/30/2006
INCOME STATEMENT
Interest income—taxable equivalent	$76,348	$71,847	6.26%
Interest expense	31,054	25,112	23.66%
Net interest income—taxable equivalent	45,294	46,735	-3.08%
Less: taxable equivalent adjustment	1,621	1,459	11.10%
Net interest income	43,673	45,276	-3.54%
Provision for loan and lease losses	365	610	-40.16%
Net interest income after provision for loan and lease losses	43,308	44,666	-3.04%
Noninterest income	12,420	11,503	7.97%
Noninterest expense	37,529	34,862	7.65%
Provision for income taxes	5,317	6,535	-18.64%
Net income	$12,882	$14,772	-12.79%

PER SHARE DATA
Basic earnings	$1.19	$1.37	-13.14%
Diluted earnings	$1.19	$1.36	-12.50%

Shares outstanding	10,795,097	10,771,272

Weighted average shares -
Basic	10,792,268	10,769,170
Diluted	10,817,731	10,851,158

Dividends paid on common shares	$0.48	$0.45

PERFORMANCE RATIOS
Return on average assets	1.09%	1.27%	-14.17%
Return on average equity	11.19%	13.88%	-19.38%
Return on average realized equity (A)	11.12%	13.74%	-19.07%
Net interest margin (taxable equivalent)	4.11%	4.31%	-4.64%
Efficiency (taxable equivalent) (B)	65.04%	59.60%	9.13%

ASSET QUALITY
Allowance for loan losses
Beginning of period	$14,500	$13,581
Provision for loan losses	365	610
Charge-offs	(433)	(315)
Recoveries	185	436
Net charge-offs	(248)	121
End of period	$14,617	$14,312

Allowance for loan losses to total loans	1.21%	1.19%
Net charge-offs	$248	$(121)
Net charge-offs (recoveries) to average loans outstanding	0.03%	(0.01)%

NOTES:

(A)	Excludes the effect on average stockholders’ equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B)	Excludes securities gains (losses) and foreclosed property expense for all periods.
(C)	Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands, except per share data)

	9/30/2007	9/30/2006	Percent Increase (Decrease)
SELECTED BALANCE SHEET DATA
(Dollars in thousands)
End of period balances

Cash and cash equivalents	$42,645	$44,803	-4.82%

Securities available for sale	249,746	267,789	-6.74%
Securities held to maturity	2,655	3,326	-20.17%
Total securities	252,401	271,115	-6.90%

Real estate—construction	225,268	192,113	17.26%
Real estate—1-4 family residential	326,858	302,706	7.98%
Real estate—commercial and multifamily	507,096	566,497	-10.49%
Commercial, financial and agricultural	117,490	101,920	15.28%
Consumer loans	27,544	34,134	-19.31%
All other loans	6,021	6,585	-8.56%
Total loans	1,210,277	1,203,955	0.53%
Deferred loan costs	1,036	858	20.75%
Allowance for loan losses	(14,617)	(14,312)	2.13%
Net loans	1,196,696	1,190,501	0.52%

Bank owned life insurance	10,597	10,119	4.72%
Other assets	84,377	76,016	11.00%

Total assets	1,586,716	1,592,554	-0.37%

Noninterest bearing deposits	214,412	241,666	-11.28%
Money market & interest checking	305,236	347,851	-12.25%
Savings	84,505	100,462	-15.88%
CD’s and other time deposits	569,260	595,543	-4.41%
Total deposits	1,173,413	1,285,522	-8.72%

Federal funds purchased and securities sold under agreements to repurchase	35,500	—	N/A
Federal Home Loan Bank advances	107,000	65,000	64.62%
Subordinated debt	20,619	20,619	0.00%
Commercial paper	76,082	61,632	23.45%
Other borrowed funds	4,213	1,335	>100.00%
Other liabilities	10,737	11,306	-5.03%

Total liabilities	1,427,564	1,445,414	-1.23%

Total stockholders’ equity	$159,152	$147,140	8.16%

Accumulated comprehensive loss	$(586)	$(1,137)	-48.46%

Average balances
	For the Three Months Ended		Percent Increase (Decrease)
	9/30/2007	9/30/2006
Total assets	$1,566,391	$1,587,664	-1.34%
Total stockholders’ equity	$156,458	$144,848	8.02%

	For the Nine Months Ended
	9/30/2007	9/30/2006
Total assets	$1,585,471	$1,557,652	1.79%
Total stockholders’ equity	$153,957	$141,955	8.45%

OTHER DATA
End of period full time employees	512	569	-10.02%

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	For the Three Months Ended		Percent Increase (Decrease)
	9/30/2007	9/30/2006
Interest Income
Loans, including fees	$21,891	$21,618	1.26%
Deposits in other banks	4	5	-20.00%
Investment securities:
Taxable	1,738	1,772	-1.92%
Tax-exempt	922	844	9.24%
Dividends	150	131	14.50%
Federal funds sold	9	381	-97.64%
Total interest income	24,714	24,751	-0.15%

Interest Expense
Deposits	7,634	7,601	0.43%
Federal funds purchased and securities sold under agreements to repurchase	190	25	>100.00%
Federal Home Loan Bank advances	1,206	860	40.23%
Subordinated debt	426	434	-1.84%
Commercial paper	844	658	28.27%
Other borrowings	12	4	>100.00%

Total interest expense	10,312	9,582	7.62%

Net interest income	14,402	15,169	-5.06%
Provision for loan losses	200	—	N/A
Net interest income after provision for loan losses	14,202	15,169	-6.37%

Noninterest Income
Retail banking fees	2,008	1,793	11.99%
Commissions and fees from fiduciary activities	855	728	17.45%
Brokerage fee income	185	169	9.47%
Other operating income	559	473	18.18%
(Losses) gains on sale of premises and equipment	(19)	216	>-100.00%
Gains on securities available for sale	67	—	N/A
Mortgage banking-related fees	602	686	-12.24%

Total noninterest income	4,257	4,065	4.72%

Noninterest Expense
Compensation and employee benefits	6,635	6,707	-1.07%
Net occupancy	907	754	20.29%
Supplies and equipment	1,017	1,053	-3.42%
Amortization-intangible assets	161	161	0.00%
Marketing	480	332	44.58%
State franchise taxes	298	252	18.25%
Data processing	451	333	35.44%
Telecommunications	273	226	20.80%
Professional fees	195	357	-45.38%
Other operating expenses	1,971	1,751	12.56%
Total noninterest expense	12,388	11,926	3.87%

Income before income taxes	6,071	7,308	-16.93%
Income tax expense	1,748	2,239	-21.93%
Net income	$4,323	$5,069	-14.72%

QUARTERLY PERFORMANCE SUMMARY

Virginia Financial Group, Inc. (NASDAQ: VFGI)

(Dollars in thousands)

	For the Nine Months Ended		Percent Increase (Decrease)
	9/30/2007	9/30/2006
Interest Income
Loans, including fees	$66,154	$61,885	6.90%
Deposits in other banks	14	70	-80.00%
Investment securities:
Taxable	5,287	4,782	10.56%
Tax-exempt	2,792	2,504	11.50%
Dividends	410	357	14.85%
Federal funds sold	70	790	-91.14%
Total interest income	74,727	70,388	6.16%

Interest Expense
Deposits	24,007	20,157	19.10%
Federal funds purchased and securities sold under agreements to repurchase	415	173	>100.00%
Federal Home Loan Bank advances	2,952	2,065	42.95%
Subordinated debt	1,264	1,209	4.55%
Commercial paper	2,388	1,491	60.16%
Other borrowings	28	17	64.71%

Total interest expense	31,054	25,112	23.66%

Net interest income	43,673	45,276	-3.54%
Provision for loan losses	365	610	-40.16%
Net interest income after provision for loan losses	43,308	44,666	-3.04%

Noninterest Income
Retail banking fees	5,671	5,166	9.78%
Commissions and fees from fiduciary activities	2,541	2,321	9.48%
Brokerage fee income	735	566	29.86%
Other operating income	1,615	1,184	36.40%
(Losses) Gains on sale of premises and equipment	(23)	292	<(100.00)%
Gains (losses) on securities available for sale	36	(199)	<(100.00)%
Losses on sale of foreclosed assets	(1)	—	N/A
Mortgage banking-related fees	1,846	2,173	-15.05%

Total noninterest income	12,420	11,503	7.97%

Noninterest Expense
Compensation and employee benefits	20,492	19,992	2.50%
Net occupancy	2,666	2,258	18.07%
Supplies and equipment	3,303	3,057	8.05%
Amortization-intangible assets	485	417	16.31%
Marketing	1,122	767	46.28%
State franchise taxes	840	716	17.32%
Data processing	1,349	1,024	31.74%
Telecommunications	747	774	-3.49%
Professional fees	722	636	13.52%
Other operating expenses	5,803	5,221	11.15%
Total noninterest expense	37,529	34,862	7.65%

Income before income taxes	18,199	21,307	-14.59%
Income tax expense	5,317	6,535	-18.64%
Net income	$12,882	$14,772	-12.79%

VIRGINIA FINANCIAL GROUP INC.

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES

THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in thousands)

	Three months ended September 30, (unaudited)
	2007			2006
Dollars in thousands	Average Balance	Interest Inc/Exp	Average Rates	Average Balance	Interest Inc/Exp	Average Rates
Assets
Loans receivable, net	$1,199,114	$21,930	7.26%	$1,192,675	$21,658	7.20%
Investment securities
Taxable	165,128	1,888	4.47%	171,150	1,903	4.41%
Tax exempt	93,275	1,419	5.95%	84,315	1,299	6.11%

Total investments	258,403	3,307	5.01%	255,465	3,202	4.97%

Interest bearing deposits	545	4	2.87%	575	5	3.45%
Federal funds sold	667	9	5.28%	28,174	381	5.37%

	259,615	3,320	5.01%	284,214	3,588	5.01%

Total earning assets	1,458,729	25,250	6.87%	1,476,889	25,246	6.78%

Total nonearning assets	107,662			110,775

Total assets	$1,566,391			$1,587,664

Liabilities and Stockholders’ Equity
Interest-bearing deposits
Interest checking	$172,637	$46	0.11%	$166,206	$240	0.57%
Money market	138,217	789	2.26%	170,955	1,020	2.37%
Savings	89,573	423	1.87%	104,623	179	0.68%
Time deposits:
Less than $100,000	390,529	4,105	4.17%	406,289	4,040	3.95%
$100,000 and more	194,095	2,271	4.64%	194,008	2,122	4.34%

Total interest-bearing deposits	985,051	7,634	3.07%	1,042,081	7,601	2.89%

Federal funds purchased and securities sold under agreements to repurchase	13,899	190	5.35%	1,829	25	5.42%
Federal Home Loan Bank advances	91,440	1,206	5.16%	69,348	860	4.92%
Subordinated debt	20,619	426	8.08%	20,619	434	8.35%
Commercial paper	76,399	844	4.32%	56,092	658	4.65%
Other borrowings	1,157	12	4.06%	374	4	4.24%

	203,514	2,678	5.15%	148,262	1,981	5.30%

Total interest-bearing liabilities	1,188,565	10,312	3.43%	1,190,343	9,582	3.19%

Total noninterest-bearing liabilities	221,368			252,473

Total liabilities	1,409,933			1,442,816
Stockholders’ equity	156,458			144,848

Total liabilities and stockholders’ equity	$1,566,391			$1,587,664

Net interest income (tax equivalent)		$14,938			$15,664

Average interest rate spread			3.44%			3.59%
Interest expense as percentage of average earning assets			2.80%			2.57%
Net interest margin			4.06%			4.21%

VIRGINIA FINANCIAL GROUP INC.

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES

NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Dollars in thousands)

	Nine months ended September 30, (unaudited)
	2007			2006
Dollars in thousands	Average Balance	Interest Inc/Exp	Average Rates	Average Balance	Interest Inc/Exp	Average Rates
Assets
Loans receivable, net	$1,209,413	$66,272	7.33%	$1,179,781	$61,996	7.03%
Investment securities
Taxable	168,024	5,697	4.47%	159,480	5,139	4.31%
Tax exempt	93,996	4,295	6.03%	83,102	3,852	6.20%

Total investments	262,020	9,992	5.03%	242,582	8,991	4.96%

Interest bearing deposits	516	14	3.58%	3,439	70	2.72%
Federal funds sold	1,710	70	5.40%	27,148	790	3.89%

	264,246	10,076	5.03%	273,169	9,851	4.83%

Total earning assets	1,473,659	76,348	6.93%	1,452,950	71,847	6.62%

Total nonearning assets	111,812			104,702

Total assets	$1,585,471			$1,557,652

Liabilities and Stockholders’ Equity
Interest-bearing deposits
Interest checking	$165,530	$179	0.14%	$173,469	$683	0.53%
Money market	155,812	2,943	2.53%	164,785	2,399	1.95%
Savings	93,835	1,050	1.50%	111,483	548	0.66%
Time deposits:
Less than $100,000	401,010	12,738	4.25%	390,365	10,833	3.71%
$100,000 and more	203,978	7,098	4.65%	184,747	5,693	4.12%

Total interest-bearing deposits	1,020,165	24,008	3.15%	1,024,849	20,156	2.63%

Federal funds purchased and securities sold under agreements to repurchase	10,067	415	5.44%	12,074	173	1.92%
Federal Home Loan Bank advances	75,869	2,951	5.13%	60,470	2,065	4.57%
Subordinated debt	20,619	1,264	8.08%	20,619	1,210	7.85%
Commercial paper	69,983	2,388	4.50%	45,142	1,491	4.42%
Other borrowings	741	28	4.98%	365	17	6.23%

	177,279	7,046	5.24%	138,670	4,956	4.78%

Total interest-bearing liabilities	1,197,444	31,054	3.46%	1,163,519	25,112	2.89%

Total noninterest-bearing liabilities	234,070			252,178

Total liabilities	1,431,514			1,415,697
Stockholders’ equity	153,957			141,955

Total liabilities and stockholders’ equity	$1,585,471			$1,557,652

Net interest income (tax equivalent)		$45,294			$46,735

Average interest rate spread			3.47%			3.73%
Interest expense as percentage of average earning assets			2.82%			2.31%
Net interest margin			4.11%			4.31%